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                                  EXHIBIT 21.1

                  SUBSIDIARIES OF THE CROWN CASINO CORPORATION
                              AS OF APRIL 30, 1996


Gaming Entertainment Management Services, Inc.

Crown Delaware Investments Corp.

St. Charles Gaming Company, Inc. (50% owned)

Crown Casino Nevada, Inc.